At Qorvo®	At the Financial Relations Board
Doug DeLieto	Joe Calabrese
VP, Investor Relations	Vice President
336-678-7088	212-827-3772

FOR IMMEDIATE RELEASE
December 22, 2016
QORVO® APPOINTS SUE SPRADLEY TO ITS BOARD OF DIRECTORS

Greensboro, NC, December 22, 2016 --Qorvo® (NASDAQ:QRVO), a leading provider of innovative RF solutions that connect the world, today announced the election of Susan L. Spradley to its Board of Directors, effective January 1, 2017. Ms. Spradley will also join the Board’s governance and nominating committee.

Ms. Spradley has substantial senior management experience in the communications industry, most recently as Executive Vice President and General Manager—Network and Service Enablement for Viavi Solutions (formerly JDS Uniphase). Previously, she served in a variety of leadership positions with global telecommunications companies, including Nokia Siemens Networks and Nortel, and was a member of the board of directors of EXFO Inc. (NASDAQ: EXFO), a provider of test and service assurance solutions for communications network operators and OEMs.

Bob Bruggeworth, president and chief executive officer of Qorvo, said, “I am delighted that Sue will be joining our Board of Directors. She brings broad operating experience in sales, product portfolio management and R&D for multiple global communications-related companies, and we look forward to her insights and contributions to our Board.”

“Qorvo is recognized globally for advancing innovation and functional integration in the increasingly complex market for RF solutions,” said Ms. Spradley. “I am excited to join Qorvo’s Board, and I look forward to working with Bob and my fellow directors in driving Qorvo’s growth strategy to create long-term value for its shareholders.”

About Qorvo
Qorvo (NASDAQ: QRVO) makes a better world possible by providing innovative RF solutions at the center of connectivity. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers' most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including advanced wireless devices, wired and wireless networks and defense radar and communications.  We also leverage our unique competitive strengths to advance 5G networks, cloud computing, the Internet of Things, and other emerging applications that expand the global framework interconnecting people, places and things. Visit www.qorvo.com to learn how Qorvo connects the world.